Bunge Limited
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-138662

Contact:	Mark Haden
Bunge Limited
1-914-684-3398
mark.haden@bunge.com

Bunge Limited Announces Public Offering of Cumulative Convertible Perpetual Preference Shares

WHITE PLAINS, NY — November 13, 2006 — Bunge Limited (NYSE: BG) announced today that it plans to make a public offering of cumulative convertible perpetual preference shares.  The offering will be made pursuant to a registration statement filed with the Securities and Exchange Commission.  The gross proceeds from the offering, before deducting commissions and expenses, are expected to be approximately $500.0 million.  Bunge also intends to grant the underwriters a 30-day option to purchase a maximum of $75.0 million in additional cumulative convertible perpetual preference shares to cover over-allotments.

Bunge intends to use the net proceeds of this offering for working capital and other general corporate purposes, which may include funding acquisitions and/or the repayment of indebtedness.

Credit Suisse Securities (USA) LLC will serve as the sole manager for the offering.

This offering of cumulative convertible perpetual preference may be made only by means of prospectus supplement and an accompanying prospectus.  Copies of the prospectus supplement and the accompanying prospectus relating to this offering can be obtained from Credit Suisse Securities (USA) LLC at Prospectus Department, One Madison Avenue, New York, NY 10010 (toll tree: 800-221-1037 or 212-538-5441 or fax: 212-325-8057).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these cumulative convertible perpetual preference shares in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Bunge

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain.  Founded in 1818 and headquartered in White Plains, New York, Bunge has over 22,000 employees and locations in 32 countries.  Bunge is the world’s leading oilseed processor, the largest producer and supplier of fertilizers to farmers in South America and the world’s leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities including whether or not we will offer the securities described herein or consummate the offering and the anticipated use of proceeds of the offering.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results  to differ materially from those expressed in, or implied by, these forward-looking statements.  These risks and uncertainties include market conditions and other factors beyond our control and the risk factors and other cautionary statements described in our filings with the SEC, including the Risk Factors section in Item 1A. of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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Bunge Limited has filed a registration statement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and the other documents Bunge Limited has filed with the SEC for more complete information about Bunge Limited and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling toll-free 800-221-1037.